Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this amendment to Registration Statement on Form F-1 (Registration No. 333-233745) of Global Internet of People, Inc. of our report dated May 8, 2020, with respect to the consolidated balance sheets of Global Internet of People, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

January 15, 2021